Exhibit 10.1
CREDIT FACILITIES
ESTABLISHED
BY MMV FINANCIAL INC. and
HSBC CAPITAL (CANADA) INC.
AS LENDERS
IN FAVOUR
OF
ANTARES PHARMA, INC.
AS BORROWER

i

Schedule		Description
Schedule “A”	-	Intentionally Deleted
Schedule “B”	-	Litigation
Schedule “C”	-	Owned Properties
Schedule “D”	-	Leased Properties
Schedule “E”	-	Form of Promissory Note
Schedule “F”	-	Form of Warrant
Schedule “G”	-	Permitted Encumbrances
Schedule “H”	-	Location of Assets

ii

Schedule		Description
Schedule “I”	-	Intellectual Property
Schedule “J”	-	Licences
Schedule “K”	-	Subsidiaries
Schedule “L”	-	Capitalization Table
Schedule “M”	-	Predecessor/Trade Names
Schedule “N”	-	Registration Rights Agreement
Schedule “O”	-	Form of Second Funding Collateral Assignment Agreement

iii

CREDIT AGREEMENT
          THIS AGREEMENT dated as of the 26th day of February, 2007.
B E T W E E N :
ANTARES PHARMA, INC.
(the “Borrower”)
– and –
MMV FINANCIAL INC.
(as “Agent” and a “Lender”)
– and –
HSBC CAPITAL (CANADA) INC.
(as a “Lender”)
          WITNESSES THAT in consideration of the establishment of the Credit Facilities by the Lenders in favour of the Borrower and for good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged) the parties agree as follows:
ARTICLE ONE
INTERPRETATION
Section 1.01 Definitions
          For the purposes of this Agreement and where the context does not otherwise require, the following terms shall have the following meanings:
(1)	“Affiliate” of a Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the first Person, and for purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, through the ownership of shares.

(2)	“AG” means Antares Pharma AG, a corporation organized under the laws of the country of Switzerland.

(3)	“AG Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, dated as of October 9, 2005, by and between the Borrower and AG, and subject to a certain Subordination Agreement also dated October 9, 2005 (the “AG Loan Subordination Agreement”).

(4)	“Agent” means MMV Financial Inc. in its capacity as agent for and on behalf of the Lenders.

(5)	“Agreement” means this agreement and the schedules hereto and any amendments, restatements, modifications or supplements to this agreement or the schedules at any time and from time to time.

(6)	“Applicable Law” means, at any time, with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees and (insofar as they have the force of law) all applicable official directives, rules, consents, approvals, by-laws, permits, authorizations, guidelines, orders and policies of any Governmental Authority or Persons having authority over any of the parties hereto.

(7)	“Books and Records” mean all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the collateral charged by the Security which are at any time owned by the Borrower or to which the Borrower (or any Person on the Borrower’s behalf) has access.

(8)	“Borrower” means Antares Pharma, Inc., a Delaware corporation;

(9)	“Borrowings” means the advance of the Credit Facilities.

(10)	“Business Day” means a day on which banks are open for business in New York, New York, other than a Saturday, Sunday, statutory or legal holiday.

(11)	“Capitalized Lease Obligations” means monetary obligations under any agreements for the lease or rental of real or personal property that in accordance with GAAP are required to be classified and accounted for as capital leases.

(12)	“Closing Date” means February 26, 2007 or such earlier or later date as may be mutually agreed upon by the Agent and the Borrower.

(13)	“Collateral Assignment Agreement” means the Collateral Assignment Agreement, dated as of the date hereof, executed by the Borrower and consented to by AG.

(14)	“Commitment” means the commitment of the Lenders to advance to the Borrower the maximum aggregate principal amount of $10,000,000 in the following manner and more fully set forth herein: (i) $5,000,000 in a first tranche drawdown (the “First Tranche”) and, if applicable, (ii) $5,000,000 in a second tranche drawdown (the “Second Tranche”).

(15)	“Commitment Percentage”, with respect to each Lender’s share of the Commitment, means the following:

	Commitment	Aggregate
Lender	Percentage	Commitment Amount
MMV Financial Inc.	50.01%	$5,001,000
HSBC Capital (Canada) Inc.	49.99%	$4,999,000
(16)	“Consolidated” means when used to describe the calculation of any amount relating to the Borrower, consolidated, in accordance with GAAP.

(17)	“Contaminant” includes, but is not limited to, any pollutant, dangerous, toxic or hazardous substance or waste of any description whatsoever, hazardous materials or contaminants including any of the foregoing as defined in any Environmental Law.

(18)	“Credit Facilities” means the credit facilities made available under Article Two.

(19)	“Default” means any of the events described in Section 10.01 regardless of whether any requirement in connection with such event for the giving of notice, the lapse of time, or both, has been satisfied or met.

(20)	“Default Rate” means the per annum rate of interest equal to the Interest Rate plus 3%.

(21)	“Demand” means any communication of demand for payment of all or any portion of the Outstanding Obligations, made in writing by the Agent.

(22)	“Due Diligence Fee” means a due diligence fee of $80,000 in the aggregate broken down as follows: (i) $30,000 of which has been paid by the Borrower to the Agent (the “Initial Diligence Fee”), (ii) $20,000 of which shall be paid by the Borrower to the Agent on the Closing Date (the “First Tranche Diligence Fee”), and (iii) $30,000 of which shall be paid by the Borrower to the Agent on the Second Funding Date (the “Second Tranche Diligence Fee”).

(23)	“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including the movement through or in the air, soil, subsoil, surface water or groundwater.

(24)	“Environmental Laws” means any and all federal, provincial, state, municipal, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licences, agreements or other governmental restrictions having the force of law relating to the environment, occupational health and safety, health protection or any Environmental Activity.

(25)	“Event of Default” means any of the events specified in Section 10.01, provided that any requirement in connection with such event for the giving of notice, the lapse of time or both, has been satisfied or met.

(26)	“Financial Year” of an entity means the 12-month period ending on the fiscal year end of that entity in each year.

(27)	“First Funding Date” means the date of funding of the First Tranche of the Credit Facilities, such date to be the Closing Date or a date mutually agreed to by the Agent and the Borrower.

(28)	“First Tranche” means the amount of $5,000,000.

(29)	“First Tranche Note” means the promissory note of the Borrower substantially in the form set forth in Schedule “E” issued by the Borrower to the Agent on the First Funding Date and evidencing the advance of the First Tranche by the Lenders to the Borrower.

(30)	“GAAP” means generally accepted accounting principles which are in effect in the United States from time to time and applied in a consistent manner from period to period.

(31)	“Governmental Authority” means any nation or government, any province, state, municipality, local or other political subdivision thereof and any agency, instrumentality or other entity thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(32)	“Guarantee” means, with respect to a Person, any absolute or contingent liability of that Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person and including any absolute or contingent obligations to:
(i)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person,

(ii)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any other Person to make payment of Indebtedness or to assure the holder thereof against loss, or

(iii)	indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable such other Person to incur or pay any Indebtedness or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of such Indebtedness.

Each Guarantee shall be deemed to be in an amount equal to the amount of the Indebtedness in respect of which the Guarantee is given, unless the Guarantee is limited to a determinable amount in which case the amount of the Guarantee shall be deemed to be the lesser of the amount of the Indebtedness in respect of which the Guarantee is given and such determinable amount.

(33)	“Indebtedness” of a Person means, without duplication,
(i)	all debts, liabilities and obligations, direct, indirect, liquidated, unliquidated, contingent and other, including principal, interest, charges and fees, which in accordance with GAAP would be classified upon the Person’s balance sheet as liabilities including, without limitation, all Capitalized Lease Obligations and all Guarantees of such debts, liabilities and obligations; and

(ii)	all obligations secured by any Security Interest, including principal, interest, charges and fees existing on property owned or acquired by the Person subject to such Security Interest whether or not the Person has assumed or otherwise become liable for the payment of such obligations.
(34)	“Intellectual Property” means for the Borrower and, if applicable, each of its Subsidiaries:
(i)	inventions, discoveries, methods, letters patent, applications for letters patent, renewals, reissues, extensions, divisions, continuations and continuations-in-part;

(ii)	trademarks and service marks (and the goodwill pertaining thereto), tradenames or corporate names and any application, registration, or renewal pertaining thereto;

(iii)	copyright in works, including, but not limited to, computer software, documentation, source code, object code and all registrations and recordals thereof and any programmable media, paper or other media on which such works are fixed;

(iv)	industrial designs, integrated circuit topographies and any registration thereof;

(v)	trade secrets, including know-how, ideas, plans, algorithms, hardware, firmware and architectures, whether in written, graphic or oral form;

(vi)	applications or registrations set forth in Schedule “I”;

(vii)	any future developments or improvements relating to intellectual and industrial property set out in (i) to (vi) above;

(viii)	the right to take action for any infringement of rights in intellectual and industrial property prior to execution of this Agreement; and

(ix)	any option or right to make, use, sell, copy, modify, distribute, have made, create derivative works from or sublicence any intellectual or industrial property, including, without limitation, all rights acquired under any Licence Agreement in Canada, the United States and all other countries worldwide.

(35)	“Intercompany Loan Agreements” means each of the AG Intercompany Loan Agreement and the IPL Intercompany Loan Agreement.

(36)	“Interest Payment Date” means the last Business Day of each calendar month.

(37)	“Interest Rate” means a per annum interest rate equal to the sum of the yield for three (3) year US treasury bills as quoted by Bloomberg, plus 800 basis points calculated (i) in the case of the First Tranche, on the Business Day prior to the First Funding Date and (ii) in the case of the Second Tranche, on the Business Day prior to the Second Funding Date. In addition, once set, the applicable Interest Rate for each Tranche will be fixed for the applicable Term.

(38)	“Interim Interest” means the interest payable at the Interest Rate for the period, if any, between the Closing Date and the first Interest Payment Date.

(39)	“IPL” means Antares Pharma IPL AG, a corporation organized under the laws of the country of Switzerland.

(40)	“IPL Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, by and between the AG and IPL, subject to a certain Subordination Agreement (the “IPL Loan Subordination Agreement” and together with the AG Loan Subordination Agreement the “Swiss Subordination Agreements”).

(41)	“Lenders” means, collectively, MMV Financial Inc. and HSBC Capital (Canada) Inc., or their respective permitted successor and assigns in accordance with Section 12.07 hereof and “Lender” means any one of them.

(42)	“Licence Agreements” means all agreements pursuant to which the Borrower has obtained rights or an option to acquire rights or has granted to a Person rights or an option to acquire rights to use any Intellectual Property owned by a Person or the Borrower, respectively, other than agreements in respect of generally available “off-the-shelf” software.

(43)	“Make-Whole Payment” has the meaning ascribed to that term in Section 4.07 .

(44)	“Material Subsidiary” means any Subsidiary with assets, rights or property with a book value in excess of $250,000, provided that (i) if at any time all of the Subsidiaries that do not otherwise qualify as Material Subsidiaries in accordance with the foregoing have, in the aggregate, assets, rights or property with a book value in excess of $500,000, the Agent, in its commercially reasonable discretion, may deem any or all of the Subsidiaries to be Material Subsidiaries notwithstanding the foregoing and (ii) once a Subsidiary qualifies as a Material

Subsidiary it shall always be a Material Subsidiary unless the Agent agrees in writing otherwise.

(45)	“Maturity Date” means (i) with respect to the First Tranche, the date which is forty-two (42) months from the First Funding Date and (ii) with respect to the Second Tranche, the date which is thirty-six (36) months from the Second Funding Date.

(46)	“Note” or “Notes” means the First Tranche Note and the Second Tranche Note, each substantially in the form set forth in Schedule “E”.

(47)	“Outstanding Borrowings” means, at the time of determination, the outstanding principal amount of the Credit Facilities.

(48)	“Outstanding Obligations” means the aggregate of (i) Outstanding Borrowings, (ii) all unpaid interest and fees thereon as herein provided, (iii) all other indebtedness, liabilities and obligations (including without limitation under any indemnities) and all other fees, charges and expenses required to be paid by the Borrower to the Lenders hereunder or pursuant to the Security or any other written agreements now or hereafter entered into between the Borrower and the Lenders pertaining to the Credit Facilities.

(49)	“Permitted Asset Sale” means (a) any and all licenses of Intellectual Property in the ordinary course of the Borrower’s business or (b) a sale, transfer, lease, contribution or other conveyance by the Borrower or a Subsidiary of any asset, real or personal, excluding Intellectual Property, which satisfies any one of the following conditions:
(i)	such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business;

(ii)	such sale, transfer, lease, contribution or conveyance is between the Borrower and any Subsidiary or Affiliate that has guaranteed the Outstanding Obligations; or

(iii)	the net proceeds from any sale, transfer, lease, contribution or conveyance are applied to acquire replacements of any assets which are the subject of such sale, transfer, lease, contribution or conveyance.
(50)	“Permitted Encumbrances” means:
(i)	inchoate or statutory priorities, liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(ii)	the right reserved to, or vested in, any municipality or Governmental Authority by the terms of any lease, license, franchise, grant, or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof;

(iii)	inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, material men and others in respect of construction, maintenance, repair or operation of assets or properties, or other like possessory liens and public utility liens provided the same are being contested by the Borrower in good faith by appropriate and timely proceedings;

(iv)	security given to a public utility or other Governmental Authority or other public authority when required by such utility or Governmental Authority in connection with the operations of the Borrower in the ordinary course of business;

(v)	title defects which are of a minor nature and in the aggregate will not materially impair the value or use of the property for the purposes for which it is held;

(vi)	the Security;

(vii)	any other Security Interests permitted hereunder;

(viii)	Security Interests securing Purchase Money Obligations up to a maximum aggregate amount of $1,000,000, provided the Security Interest charges only the asset which is the subject of the Purchase Money Obligations and no other asset;

(ix)	Security Interests identified in Schedule “G” annexed hereto;

(x)	Security Interests, which shall rank prior to the Security, securing the Indebtedness described in Section 1.01(51)(vi) or Security Interests securing the refinancing of such Indebtedness, provided that, unless otherwise consented to in writing by the Agent (such consent not to be unreasonably withheld or delayed) such refinancing is not guaranteed by an investor, a director, officer or shareholder of the Borrower;

(xi)	Security Interests securing Subordinated Debt; and

(xii)	Security Interests, other than those described in this Section 1.01(50) the existence of which have been disclosed in writing to the Agent and consented to by the Agent in writing.
(51)	“Permitted Indebtedness” means the following Indebtedness of the Borrower or a Subsidiary:
(i)	the Outstanding Obligations;

(ii)	the Intercompany Loan Agreements;

(iii)	current accounts payable arising in the ordinary course of business from the purchase of goods and services;

(iv)	any other Indebtedness specifically permitted hereunder, including but not limited to, the Indebtedness contemplated in Section 6.03(10);

(v)	Capitalized Lease Obligations and Purchase Money Obligations up to a maximum aggregate amount of $1,000,000, including, without limitation, Indebtedness to non-vendor third parties incurred to finance the acquisition of new assets;

(vi)	senior Indebtedness in an aggregate principal amount not to exceed $1,000,000, in respect of one or more operating lines of credit with any lending institution, reasonably acceptable to the Agent, provided that, unless otherwise consented to in writing by the Agent (such consent not to be unreasonably withheld or delayed) such Indebtedness is not guaranteed by an investor, a director, officer or shareholder of the Borrower;

(vii)	Subordinated Debt;

(viii)	refinancing of the senior Indebtedness described in Section 1.01(51)(vi) by any lending institution, reasonably acceptable to the Agent, provided that, unless otherwise consented to in writing by the Agent (such consent not to be unreasonably withheld or delayed) such refinancing is not guaranteed by an investor, a director, officer or shareholder of the Borrower; and

(ix)	Indebtedness in respect of which the Agent has given its prior written consent as to existence and ranking.
(52)	“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity.

(53)	“Property” means any personal or real property owned, leased, occupied or under the charge, management or control of the Borrower.

(54)	“Purchase Money Obligations” means the outstanding balance of the purchase price of personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or Indebtedness to non-vendor third parties incurred to finance the acquisition of such new or replacement real personal property or any refinancing of such Indebtedness or outstanding balance.

(55)	“Registration Rights Agreement” means a registration rights agreement between the Borrower and the Lenders substantially in the form set forth in Schedule “N”.

(56)	“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place, escape, leach, disperse, migrate and exhaust, and when used as a noun (as applicable) has the same meaning.

(57)	“Second Funding Collateral Assignment Agreement” means the Collateral Assignment Agreement executed by the Borrower and consented to by IPL, in substantially the form attached hereto as Schedule “O”.

(58)	“Second Funding Date” means the date which is any time after September 30, 2007 and on or before December 31, 2007.

(59)	“Second Tranche” means the amount of $5,000,000.

(60)	“Second Tranche Note” means the promissory note of the Borrower substantially in the form set forth in Schedule “E” issued by the Borrower to the Agent on behalf of the Lenders at the Second Funding Date and evidencing the advance of the Second Tranche by the Lenders to the Borrower.

(61)	“Security” means the security and agreements described in Article Nine hereof and any additional security issued from time to time by any Person in support of the liabilities and obligations of the Borrower hereunder.

(62)	“Security Interest” includes a mortgage, charge, floating charge, pledge, hypothec, assignment, lien, encumbrance, conditional sale agreement or other title retention agreement, subordination trust or other security interest or arrangement of any kind or character intended to create a security interest in substance regardless of whether the person creating the interest retains an equity of redemption, and any agreement to provide or enter into at any time or on the happening of any event such a security interest or arrangement.

(63)	“Subordinated Debt” means (i) Indebtedness (and any related Security Interest) which has been validly and absolutely postponed and subordinated in right of security, payment and collection and in all other respects to the repayment in full of the Outstanding Obligations and any refinancing thereof which is subordinated and postponed to the same extent and (ii) all other debt subordinated to the Outstanding Obligations which the Agent is prepared to include within the definition of “Subordinated Debt” in its sole and unfettered discretion.

(64)	“Subsidiary” means any Person that is controlled directly or indirectly by the Borrower.

(65)	“Swiss Collateral” means (i) all of the Intellectual Property, consisting only of patents, of IPL and (ii) the accounts receivable of IPL.

(66)	“Tax” and “Taxes” include all present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax and all penalties, interest and other payments on or in respect thereof.

(67)	“Term” means with respect to (i) the First Tranche, a period of 42 months from and after the First Funding Date and (ii) the Second Tranche, a period of 36 months from and after the Second Funding Date.

(68)	“United States” means the United States of America.

(69)	“Warrants” means warrants to acquire common stock of the Borrower, substantially in the form set out in Schedule “F”, allocated between the Lenders based on their respective Commitment Percentages.

(70)	“Written” and “In Writing” shall include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telecopy.
Section 1.02 United States Currency
          Unless otherwise specified herein, all amounts and values referred to in this Agreement shall be calculated in United States dollars.
Section 1.03 Interest Act
          All annual rates of interest referred to herein are based on a calendar year of 365 or 366 days, as the case may be.
Section 1.04 Headings and Table of Contents
          The division of this Agreement into Articles and Sections and the provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
Section 1.05 References
          All references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions mean and refer to this Agreement.
Section 1.06 Number and Gender
          Where the context so requires, words importing the singular include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders.
Section 1.07 Maximum Interest Rate
(1)	In the event that any provision of this Agreement would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by a Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:
(i)	firstly, by reducing the amount or rate of interest required to be paid under Section 5.01 of this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada);
(2)	If, notwithstanding the provisions of clause (a) of this Section and after giving effect to all adjustments contemplated thereby, a Lender shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by such Lender to the reduction of the principal balance of the Outstanding Borrowings and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower; and

(3)	Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the Term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.
Section 1.08 Schedules
          The Schedules forming part of this Agreement are as follows:

Schedule		Description
Schedule “A”	-	Intentionally Deleted
Schedule “B”	-	Litigation

Schedule		Description
Schedule “C”	-	Owned Properties
Schedule “D”	-	Leased Properties
Schedule “E”	-	Form of Promissory Note
Schedule “F”	-	Form of Warrant
Schedule “G”	-	Permitted Encumbrances
Schedule “H”	-	Location of Assets
Schedule “I”	-	Intellectual Property
Schedule “J”	-	Licences
Schedule “K”	-	Subsidiaries
Schedule “L”	-	Capitalization Table
Schedule “M”	-	Predecessor/Trade Names
Schedule “N”	-	Registration Rights Agreement
Schedule “O”	-	Form of Second Funding Collateral Assignment Agreement
ARTICLE TWO
CREDIT FACILITIES
Section 2.01 Credit Facilities.
          Subject to the provisions of this Agreement, the Lenders agree, severally and not jointly and severally, and in accordance with their respective Commitment Percentages, to make available to the Borrower non-revolving term credit facilities in the maximum aggregate principal amount of the Commitment, of which, the First Tranche shall be fully advanced on the First Funding Date in a single Borrowing and the Second Tranche shall, at the option of the Borrower, be fully advanced on the Second Funding Date in a single Borrowing. In the event that the Second Tranche is not advanced on or before December 31, 2007, the Second Tranche shall expire and be automatically cancelled and withdrawn and the Commitment shall be reduced accordingly. No Lender shall be obliged to advance funds on behalf of the other Lender.
Section 2.02 Illegality
          If the introduction of or any change in any Applicable Law or in the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof, makes it unlawful or prohibited for either Lender to make, to fund or to maintain its Commitment or to perform any of its obligations under this Agreement, such Lender may, by thirty (30) days written notice to the Borrower (unless the provision of the Applicable Law requires earlier prepayment in which case the notice period shall be such shorter period as required to comply with the Applicable Law), terminate its obligations under this Agreement and in such event, the Borrower shall prepay such Borrowing forthwith (or at the end of such period as the Lender in its discretion agrees), without notice or penalty, together with all accrued but unpaid interest and fees as may be applicable to the date of payment.
ARTICLE THREE
PROCEDURES APPLICABLE TO BORROWINGS
Section 3.01 Written Instructions
          The Agent shall act upon the written instructions of the Chief Executive Officer or Chief Financial Officer of the Borrower or any Person whom the Chief Executive Officer or Chief Financial Officer has identified in writing as being a Person authorized to give instructions regarding matters contemplated by this Agreement, including, without limiting the generality of the foregoing, the Credit Facilities. The Agent shall not be responsible for any error or omission relating to such instructions. The Borrower may revoke the authority of any authorized Person by notifying the Agent in writing, which notice shall be effective immediately.
ARTICLE FOUR
PAYMENTS
Section 4.01 Repayment
          The Credit Facilities shall be repaid as follows:
(1)	if applicable, by way of an Interim Interest payment at the Interest Rate, in arrears, for the period commencing from the First Funding Date, in respect of the First Tranche and, if applicable, from the Second Funding Date in respect of the Second Tranche, through to and including the day preceding the applicable first Interest Payment Date, as the case may be;

(2)	with respect to the First Tranche, by way of six (6) monthly, interest-only payments at the Interest Rate applicable on the First Funding Date, in arrears, followed by thirty-six (36) equal monthly, blended payments of principal and interest, at such Interest Rate, all in arrears, each such payment to be in the amount set out in Appendix I (as amended from time to time) to the First Tranche Note; and

(3)	if the Second Tranche is advanced to the Borrower, with respect to such Second Tranche, by way of thirty-six (36) equal monthly, blended payments of principal and interest, all in arrears, at such Interest Rate, each such payment to be in the amount set out in Appendix I (as amended from time to time) to the Second Tranche Note.
          All Outstanding Borrowings together with accrued and unpaid interest thereon and all fees and other charges payable thereon shall be repaid in full by the Borrower no later than the applicable Maturity Date.
Section 4.02 Mandatory Prepayment
          Notwithstanding anything herein to the contrary, the Borrower shall provide the Agent written notice upon receipt of any proceeds of the disposition of any assets of the Borrower or any Subsidiary no later than five days after its receipt of such proceeds, other than proceeds generated (i) by Permitted Asset Sales or (ii) by asset sales other than Permitted Asset Sales, but only up to the aggregate amount of $250,000 in any 12 month period. Upon the written request of the Agent, the Borrower shall promptly pay such proceeds to the Agent for the account of the Lenders, which shall be applied towards the Credit Facilities in the manner set forth below.
          Amounts prepaid under this Section 4.02 shall be applied against the scheduled payments provided for in Section 4.01 in inverse order of maturity commencing with the final scheduled payment.

Section 4.03 Payments Generally
     Subject to 0, each payment under this Agreement (other than payments of the Due Diligence Fee and reimbursement of the Agent’s expenses) shall be made for value at or before 1:00 p.m. (Eastern Standard Time) on the applicable Interest Payment Date, in arrears. The Borrower shall pay each Lender its respective Commitment Percentage of each such payment by electronic payments as follows:
MMV Financial Inc.
Bank of Nova Scotia
Business Support Centre
40 King Street West
Toronto, Ontario
Transit Number: 87866
Account Number: 97832-0248517
Account: MMV Financial Inc.
HSBC Capital (Canada) Inc.
HSBC Bank Canada
885 West Georgia Street
Vancouver, B.C. V6C 3C1
Transit Number: 10020-016
Account Number: 122888-012
Account Name: HSBC Capital (Canada) Inc.
     Each of the Lenders, on or before the Closing Date, and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower and with Internal Revenue Service Form W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of such Lender’s trade or business in the United States and exempt from United States withholding tax on Internal Revenue Service Form W-8ECI; provided, however, that if no such form claiming a complete exemption from withholding is provided by a Lender, the Borrower will comply with any applicable tax laws and withhold upon any payments made to the Lender. The Borrower agrees to (i) timely remit any amount of withholding tax that it has collected on behalf of the Lenders to the appropriate U.S. tax authorities and (ii) indemnify the Lenders for any losses, expenses, costs or liabilities that they incur as a result of the Borrower’s failure to comply with clause (i).

HSBC represents and warrants that it is a “foreign corporation” as that term is used in section 1442 of the Internal Revenue Code. Accordingly, Borrower acknowledges that interest payments made to HSBC are subject to withholding tax under section 1442 of the Internal Revenue Code. Upon submission of the required Internal Revenue Service Form W-8BEN form, or any successor form, the applicable withholding tax rate will be reduced to the appropriate rate provided for by the U.S.-Canada Income Tax Convention at the time of an interest payment. Borrower shall furnish to Lenders, at the address specified herein below, copies of the annual tax return on Form 1042S, Foreign Person’s U.S. Source Income Subject to Withholding, as required by US tax information reporting regulations and any additional documentation requested by the Agent regarding United States tax withholding as required by either United States or Canadian tax laws.
Section 4.04 Payments of Interest and Principal and Interest
          The Borrower shall make payments of (i) interest and (ii) principal and interest on the Credit Facilities in arrears, as contemplated by Section 4.01 and Section 4.03, and in accordance with the terms and provisions of the Notes, until the Credit Facilities are paid in full.
Section 4.05 Use of Proceeds
(1)	Use of Proceeds. The proceeds of the Credit Facilities shall exclusively be used by the Borrower to fund working capital.

(2)	The Credit Facilities and the Notes. The obligation of the Borrower to repay the unpaid principal amount and interest on the Credit Facilities shall be evidenced by the Notes. The Agent may, and is hereby authorized by the Borrower to, endorse on the grid appended to the Notes appropriate notations regarding the Credit Facilities; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Notes.

(3)	Disbursement. Subject to the satisfaction of the conditions precedent for each of the First Tranche and the Second Tranche, each set forth in Article Six of this Agreement, the Lenders shall, disburse their respective Commitment Percentages of the Credit Facilities by wire transfer to the Borrower.
Section 4.06 Other Payment Terms
          Notwithstanding any other provisions of this Agreement, the Borrower shall make all payments due to the Lender in U.S. dollars, which payments shall be made in immediately available funds, in the manner set forth in Section 4.03.
Section 4.07 Voluntary Payment
          At any time, and upon 30 days prior written notice to the Agent, the Credit Facilities may be prepaid by the Borrower, in whole or in part, upon payment of (i) the remaining outstanding principal portion of the Credit Facilities, (ii) interest accrued thereon, through to and including the date of such prepayment, and (iii) an additional amount equal to (the “Make-Whole Payment”) (a) if such written notice is delivered to the Agent within 18 months of the Closing Date, 8% of the outstanding principal portion of the Credit Facilities being prepaid and (b) if such notice is delivered to the Agent on or after 18 months from the Closing Date, 2% of the outstanding principal portion of the Credit Facilities being prepaid. Notwithstanding anything herein to the contrary, the Make-Whole Payment shall not apply to any payments required and made pursuant to Section 4.02 unless the proceeds of the disposition of assets described therein are greater than 25% of the outstanding principal portion of the Credit Facilities at the relevant time
ARTICLE FIVE
INTEREST, FEES AND EXPENSES
Section 5.01 Interest on Overdue Amounts
          Upon a default in the payment of principal, interest or any other amount due under this Agreement, the Borrower shall pay interest on the principal portion of such overdue amount both before and after judgment at the Default Rate, computed from the date such amount becomes overdue for so long as such amount remains overdue. Such interest shall be payable upon Demand by the Agent and shall be compounded on each Interest Payment Date.
Section 5.02 Reimbursement of Expenses
          All statements, reports, certificates, Security registrations, opinions and other documents or information required to be furnished to the Lenders by the Borrower under this Agreement shall be supplied without cost to the Lenders. The Borrower agrees to pay all of the Agent’s and the Lenders’ reasonable legal, financial and other out-of-pocket transaction fees and expenses, including due diligence investigations incurred in connection with the preparation, negotiation, documentation and operation of this Agreement, and any and all other documents prepared on or before the date hereof in connection herewith, up to a maximum of $33,500, whether or not any amounts are advanced under this Agreement. In addition to the foregoing, the Borrower agrees to pay the reasonable legal fees, disbursements and other expenses incurred by the Agent or the Lenders subsequent to the date hereof in connection with the amendment, restatement, modification, enforcement or preservation of any rights under this Agreement and all documents delivered in connection herewith, including, without limitation, the Warrant.
Section 5.03 Retention of Due Diligence Fee
          If, for any reason, the Borrower does not utilize the Credit Facilities, the Agent shall be entitled to retain the Initial Diligence Fee received by it prior to the date hereof as liquidated damages and not as a penalty and the Agent shall be further entitled to reimbursement for all reasonable out-of-pocket disbursements and expenses up to a maximum of $33,500 (as set forth in Section 5.02 hereof). The First Tranche Diligence Fee, in the amount of $20,000, shall be due and payable to the Agent on the Closing Date, and if the Second Tranche is provided to the Borrower by the Lenders on the Second Funding Date, then the Second Tranche Diligence Fee, in the amount of $30,000, shall be due and payable to the Agent by the Borrower on the Second Funding Date.

ARTICLE SIX
CONDITIONS PRECEDENT
Section 6.01 Conditions — Credit Facilities – First Tranche
          The respective obligations of the Lenders to advance the First Tranche of the Credit Facilities under this Agreement are subject to the terms and conditions of this Agreement and are conditional upon satisfactory evidence being given to the Agent and its counsel as to compliance with the following conditions, on or before the First Funding Date:
(1)	Representations and Warranties. The representations and warranties contained in Section 7.01 of this Agreement are true and correct in every material respect as if made by the Borrower on the Closing Date.

(2)	Resolutions and Certificates. The Agent shall have received, duly executed and in form and substance satisfactory to it:
(i)	a copy of the constating documents and by-laws of the Borrower and a copy of the resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Warrants, the Security and any other instruments contemplated hereunder, certified by an appropriate officer of the Borrower; and

(ii)	a certificate of incumbency for the Borrower showing the names, offices and specimen signatures of the officers who will execute this Agreement, the Warrants, the Security and any other instruments contemplated hereunder and thereunder.
(3)	Delivery of Security. Except as otherwise contemplated by Section 9.01(8), the Agent shall have received the Security duly executed by the issuer thereof and in form and substance satisfactory to the Agent and its counsel.

(4)	Registration. The Security delivered under Section 6.01(3) hereof has been registered, recorded or filed in all jurisdictions deemed necessary by the Agent and its counsel.

(5)	Indebtedness. Except for the Permitted Indebtedness, the Borrower and the Subsidiaries shall not have any other Indebtedness.

(6)	Legal Opinions. The Agent shall have received from Morgan, Lewis and Bockius LLP, counsel to the Borrower, a favourable legal opinion in connection with this Agreement, the Warrants and the Security, in a form reasonably acceptable to the Agent.

(7)	No Default. No Default or Event of Default shall have occurred and be continuing.

(8)	Organization and Capital Structure. The Agent shall be satisfied with the organizational and capital structure of the Borrower.

(9)	Material Adverse Change. Nothing shall have occurred nor any fact become known to the Agent of which the Agent was not aware at the date of this Agreement and which is reasonably likely to have a material adverse effect on the general affairs, financial condition, business, property or assets of the Borrower and the Subsidiaries or creates a material impairment in the prospect of repayment of any portion of the Credit Facilities or results in a material impairment of the value or priority of the Lender’s Security Interest.

(10)	Transaction Expenses. The Agent shall have received payment in full of all reasonable fees and out-of-pocket expenses payable to the Lenders which have become due on or before the Closing Date (including payment of all fees and expenses of counsel to the Agent) up to a maximum of $33,500.

(11)	Due Diligence Fee. The Agent shall have received payment of the First Tranche Diligence Fee in the amount of $20,000.

(12)	Insurance. The Agent shall have received certificates of insurance in accordance with Section 8.01(8).

(13)	Warrants. The Borrower shall have applied to the American Stock Exchange for approval of the listing of the shares of common stock issuable upon exercise of the Warrants (the “AMEX Approval”).

(14)	Material Contracts. The Agent or its counsel shall have completed to its satisfaction all due diligence on the business of the Borrower and received and reviewed copies of all documents, including, without limitation, any credit agreements, security agreements, franchise agreements, royalty agreements, contracts, permits and leases material to the business of the Borrower, as requested by the Agent or its counsel, including any License Agreements, and the Agent shall be satisfied that all such agreements, contracts, permits, licenses and leases are in full force and effect and that the Borrower and the other parties thereto are not in default thereunder.

(15)	Security Interests. All Security Interests charging any asset of the Borrower or the Subsidiaries, other than Security Interests in favour of the Lenders, Permitted Encumbrances, and the Swiss Subordination Agreements, shall have been (i) discharged or (ii) fully subordinated and postponed in right of security and payment in favour of the Lenders’ Security and the Outstanding Obligations.

(16)	Registration Rights Agreement. The Borrower shall have executed and delivered a copy of the Registration Rights Agreement.
Section 6.02 Post-Closing Obligations to First Tranche
(1)	Warrants. The Borrower shall obtain AMEX Approval no later than 45 days from the Closing Date.

(2)	Swiss Subordination Agreements. The Borrower shall deliver true and correct copies of the Swiss Subordination Agreements to the Agent no later than 30 days from the Closing Date.
Section 6.03 Conditions to Second Tranche
          The obligation of the Lenders to advance the Second Tranche under the Credit Facilities is conditional upon satisfaction of the following conditions on or before the Second Advance Date:
(1)	Representations and Warranties. The representations and warranties contained in Section 7.01 of this Agreement shall be true and correct in every material respect as if made by the Borrower on the Second Funding Date, except for those changes since the Closing Date that have been disclosed to and accepted by the Agent.

(2)	Performance of Obligations. The Borrower shall have performed all its obligations under this Agreement, including but not limited to the obligations set forth in Section 6.02 above, required to be performed on or before the Second Funding Date.

(3)	No Event of Default. No event of condition shall have occurred and be continuing, or would result from such Borrower, which constitutes or would reasonably be expected to constitute a Default or an Event of Default.

(4)	Cash Resources. The Agent shall be satisfied in its discretion, acting reasonably, that the Borrower will have sufficient cash resources as at the Second Funding Date to continue to operate its business in substantially the manner that it is then conducted for at least 12 months following the Second Funding Date.

(5)	Due Diligence Fee. The Agent shall have received an additional payment of the Second Tranche Diligence Fee in the amount of $30,000.

(6)	Borrowing Notice. The Agent shall have received from the Borrower written notice, executed by the Chief Executive Officer or the Chief Financial Officer of the Borrower requesting an advance of the Second Tranche and specifying the Second Advance Date (which shall be no earlier than three (3) Business Days after delivery of such notice to the Agent).

(7)	Bring-Down Certificate. The Agent shall have received from the Borrower a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of the Borrower, confirming that each of the conditions set forth in (1), (2) and (3) above have been satisfied as of the Second Funding Date.

(8)	Insurance. The Borrower shall have increased the liability limit on the insurance policy described in Section 8.01(8)(i)(B) as described therein.

(9)	Satisfaction of Post-Closing Obligations. The Borrower shall have satisfied all of its obligations under Section 6.02 in a manner reasonably satisfactory to the Agent.

(10)	Assignment of Intercompany Loan Agreement.
(i)	AG shall have validly assigned to the Borrower a portion of the loans under the IPL Intercompany Loan Agreement in an amount sufficient to the Agent in its reasonable discretion.

(ii)	The portion of the IPL Intercompany Loan owing to the Borrower pursuant to the assignment set forth in clause (i) above shall have been validly collaterally assigned to the Agent, on behalf of the Lenders, pursuant to the Second Funding Collateral Assignment Agreement.

(iii)	The Agent shall have received from RKS Rinderknecht Klein & Stadelhofer, Swiss counsel to IPL, a favourable legal opinion in connection with the consent of IPL to the Second Funding Collateral Assignment Agreement, in a form reasonably acceptable to the Agent.
Section 6.04 Waiver
          The terms and conditions stated in this Article Six are inserted for the sole benefit of the Lenders and may be waived by the Agent in writing in whole or in part and with or without terms or conditions.
ARTICLE SEVEN
REPRESENTATIONS AND WARRANTIES
Section 7.01 Representation and Warranties
          The Borrower represents and warrants to the Lenders that on the Closing Date and, where applicable, beyond the Closing Date:
(1)	Due Incorporation. The Borrower and each Subsidiary is a corporation duly incorporated, organized and validly subsisting under the laws of the jurisdiction of its incorporation. The Borrower has all necessary corporate power and authority to own its properties and assets and to carry on business as now conducted and is duly licensed or registered or otherwise qualified to carry on business in all jurisdictions wherein the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, except where failure to do so would not have a material adverse effect on such assets or the ability of the Borrower to perform its obligations hereunder.

(2)	Power. The Borrower has full corporate power and capacity to enter into, deliver and perform its obligations under this Agreement, the Registration Rights Agreement, the Note, the Warrants, the Security and all other instruments contemplated hereunder.

(3)	Due Authorization and No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Registration Rights Agreement, the Note, the Warrants, the Security, and all other instruments contemplated hereunder and the consummation of the transactions contemplated hereby and thereby:

(i)	have been duly authorized by all necessary corporate action;

(ii)	do not and will not conflict with, result in any breach or violation of, or constitute a default under the constating documents or by-laws of, or any Applicable Laws, determination or award presently in effect and applicable to the Borrower or a Subsidiary, or of any commitment, agreement or any other instrument to which the Borrower is now a party or is otherwise bound;

(iii)	do not (except for the Security) result in or require the creation of any Security Interest upon or with respect to any of the properties or assets of the Borrower or a Subsidiary; and

(iv)	do not require the consent or approval (other than those consents or approvals already obtained) of, or registration or filing with, any other party (including shareholders or directors of the Borrower) or any Governmental Authority having jurisdiction except for filings in connection with the perfection of the security interests created by the Security or filings with securities regulatory authorities in connection with the issuance of the Warrants.
(4)	Valid and Enforceable Obligations. This Agreement, the Registration Rights Agreement, the Note, the Warrants, the Security and all other instruments contemplated hereunder are, or when executed and delivered to the Agent will be, legal, valid and binding obligations of the Borrower, enforceable by the Agent in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

(5)	Title. Subject only to Permitted Encumbrances and the Swiss Subordination Agreements, the Borrower and each Subsidiary has good and marketable title to its real and personal property, free and clear of all Security Interests.

(6)	Validity and Priority of Security. Subject only to Permitted Encumbrances, the Security creates a valid first priority Security Interest on the personal property and assets of the Borrower and each Material Subsidiary, including Intellectual Property, purported to be mortgaged, charged or subject to a security interest thereby.

(7)	No Actions. Except as set forth in Schedule “B”, there are no actions, suits, proceedings, inquiries or investigations existing or, to the knowledge of the Borrower, pending, threatened or affecting the Borrower or a Material Subsidiary in any court or before or by any federal, state or municipal or other governmental department, commission, board, tribunal, bureau or agency, domestic or foreign, which are reasonably likely to materially and adversely affect the financial condition, property, assets, operations or business of the Borrower and the Subsidiaries, the ability of the Borrower to repay the Outstanding Obligations or any part thereof or which are reasonably likely to materially and adversely affect the ability of the Borrower or a Material Subsidiary, as applicable, to perform any of its obligations under this Agreement, the Registration Rights Agreement, the Note, the Warrants, the Security or any other instrument contemplated hereunder, or the validity or enforceability of this Agreement or the Security.

(8)	No Material Adverse Change or Event of Default. No event has occurred and is continuing, and no circumstance exists which has not been waived, and which constitutes a Default or Event of Default hereunder or a default or event of default in respect of any material commitment, agreement or any other instrument to which the Borrower or a Subsidiary is now a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder, or terminate any such material commitment, agreement or instrument, or which would have a material adverse effect upon the general affairs, financial condition, property, assets, operations or business of the Borrower.

(9)	Financial Statements. Each of the consolidated financial statements (including, in each case any related notes and managements’ discussion and analysis) filed by the Borrower with the United States Securities and Exchange Commission were prepared in accordance with GAAP, consistently applied, and each fairly presents, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that unaudited interim financial statements were or are subject to normal recurring year-end adjustments which were not are not expected to be material.

(10)	No Undisclosed Liabilities. Neither the Borrower nor any of the Subsidiaries has any liabilities of a nature required to be disclosed on a balance sheet or in the related notes thereto prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, except for (i) liabilities reflected in the Company’s consolidated balance sheet as of September 30, 2006 and (ii) liabilities incurred since September 30, 2006 in the ordinary course of the Borrower’s business and which would not reasonably be expected to be, individually or in the aggregate, material to the business, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

(11)	Licenses; Compliance With FDA and Other Regulatory Requirements.
(i)	The Borrower and the Subsidiaries hold all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Borrower and the Subsidiaries as presently operated (the “Governmental Authorizations”). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Borrower and the Subsidiaries are in material compliance with the terms of all the Governmental Authorizations. The Borrower and the Subsidiaries have not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Governmental Authorizations. The Borrower has no knowledge of any facts which would reasonably be expected to cause the Borrower to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations.

(ii)	Without limiting the generality of the representations and warranties made in sub-paragraph (i) above, the Borrower represents and warrants that (i) the Borrower and the Subsidiaries are in material compliance with all applicable provisions of the United States Federal Food, Drug, and Cosmetic Act and the rules and regulations promulgated thereunder (the “FDC Act”) and equivalent laws, rules and regulations in jurisdictions outside the United States in which the Borrower or any of the Subsidiaries do business, (ii) its products and those of each of the Subsidiaries that are in the Borrower’s control are not adulterated or misbranded and are in lawful distribution, (iii) all of the products marketed by and within the control of the Borrower comply in all material respects with any conditions of approval and the terms of the application by the Borrower to the appropriate Regulatory Authorities, (iv) no Governmental Authority has initiated legal action with respect to the manufacturing of the Borrower’s products, such as seizures or required recalls, and the Borrower is in compliance with applicable good manufacturing practice regulations, (v) its products are labeled and promoted by the Borrower and its representatives in substantial compliance with the applicable terms of the marketing applications submitted by the Borrower to the Governmental Authorities and the provisions of the FDC Act and foreign equivalents, (vi) all adverse events that were known to and required to be reported by Borrower to the Governmental Authorities have been reported to the Governmental Authorities in a timely manner, (vii) neither the Borrower nor any of the Subsidiaries is, to their knowledge, employing or utilizing the services of any individual who has been debarred under the FDC Act or foreign equivalents, (viii) all stability studies required to be performed for products distributed by the Borrower or any of the Subsidiaries have been completed or are ongoing in material compliance with the applicable Governmental Authority requirements, (ix) any products exported by the Borrower or any of the Subsidiaries have been exported in compliance with the FDC Act and (x) the Borrower and the Subsidiaries are in compliance in all material respects with all applicable provisions of the United States Controlled Substances Act.
(12)	Compliance with Law. Neither the Borrower nor any Subsidiary is in violation of any terms of its constating documents or by-laws or of any law, regulation, rule, order, judgment, writ, injunction, decree, determination or award presently in effect and applicable to it, the violation of which would have a material adverse effect on the general affairs, financial condition, property, assets, operations or business of the Borrower.

(13)	Location of Assets.

Schedule “C” contains the legal description of all real property owned by the Borrower and each Subsidiary. Set out in Schedule “D” is a list of all real property locations leased by the Borrower. Set out in Schedule “H” is a list of all real property locations in which any material asset owned by the Borrower and each Material Subsidiary is located and which locations are neither owned nor leased by the Borrower or Material Subsidiary.

(14)	Subsidiaries. Schedule “K” to this Agreement sets forth all of the Subsidiaries and except as set forth in Schedule “K”, the Borrower does not own any shares or voting securities of any other Person. The Borrower owns all of the issued and outstanding securities of each of the Subsidiaries listed on Schedule “K”, free and clear of all Security Interests, other than Permitted Encumbrances, and no Person has any right or any agreement understanding or arrangement capable of becoming a right, to acquire any securities of any Subsidiary. As of the Closing Date, the Material Subsidiaries are IPL and AG, each of which are corporations organized under the laws of Switzerland.

(15)	Taxes. The Borrower and each Subsidiary has filed all foreign, federal, state and local tax returns which are required to be filed and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower and each Subsidiary except such Taxes, if any, (i) as are being contested in good faith and as to which adequate reserves have been provided or (ii) are in the maximum aggregate amount of $250,000. The charges, accruals and reserves on the books of the Borrower in respect of any Taxes or other governmental charges are adequate.

(16)	Intellectual Property.
(i)	The Borrower and/or a Material Subsidiary solely owns or licenses pursuant to a Licence Agreement all Intellectual Property necessary for the conduct in all material respects of its business as now conducted without any conflict known to the Borrower with the rights of others, and in each case free from any Security Interest except for Permitted Encumbrances and the Security. No Intellectual Property of the Borrower or a Subsidiary has been dedicated to the public. Set out in Schedule “I” are all registered or applied for patents, patent applications, trademarks, trade names, copyrights, licenses and rights with respect to the Intellectual Property owned by the Borrower and the Subsidiaries.

(ii)	Any Intellectual Property that is not owned by the Borrower is used with the consent of or licence from the rightful owner through the Licence Agreements set forth in Schedule “J” hereto; such Licence Agreements are valid and subsisting and in good standing and there are no defaults thereunder by the Borrower or, if applicable, its Material Subsidiaries. The Borrower and/or a Material Subsidiary has all rights necessary to use the Intellectual Property described in the Licence Agreements set out in Schedule “J” hereto, free from any Security Interest, except for Permitted Encumbrances and the Security.
(17)	Supplier and Trade Relations. There is not any actual or, to the best of the Borrower’s knowledge, threatened termination or cancellation of, or any material adverse change in, the business relationship between the Borrower or a Subsidiary and any supplier material to the operations of the Borrower.

(18)	Labour Matters. To the best of the Borrower’s knowledge, there are no strikes or other labour disputes against the Borrower or a Subsidiary that are pending or threatened. All payments due from the Borrower or a Subsidiary on account of workers compensation, social security, employment insurance, employee health plans and insurance of every kind and employee income tax source deductions and vacation pay have been paid. Neither the Borrower nor a Subsidiary has any obligation under any collective bargaining agreement nor, to the best of the Borrower’s knowledge, is there any organizing activity involving the Borrower or a Subsidiary by any labour union or group of employees. All employee and employer contributions under any pension plan operated by the Borrower or a Subsidiary have been made and the fund or funds established under such plans are funded in accordance with applicable regulatory requirements and there exists no going concern unfunded liabilities or solvency deficiencies thereunder.

(19)	Accuracy of Information. All factual information previously or contemporaneously furnished to the Agent by or on behalf of the Borrower in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, including, without limitation, any financial statement, budget, balance sheet or business plan, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading.

(20)	Solvency. The Borrower is solvent and is generally able to pay its debts as they become due and will be able to do so after giving effect to the transactions contemplated in this Agreement.

(21)	Chief Executive Office. The chief executive office, principal place of business and place where the Borrower keeps its Books and Records is located at 250 Phillips Boulevard, Suite 290, Ewing, New Jersey 08618.

(22)	Financial Year End. The financial year end of the Borrower is the last day of December.

(23)	Guarantees. Neither the Borrower nor any Subsidiary has guaranteed the obligations of any Person in respect of indebtedness for borrowed money other than in connection with Permitted Indebtedness.

(24)	Inventory. Any inventory purchased by the Borrower or a Subsidiary is purchased free and clear of any and all adverse claims other than unpaid supplier’s rights to repossess goods under applicable personal property security legislation.

(25)	Authorized and Issued Capital. The authorized capital of the Borrower and each Subsidiary, together with the issued and outstanding shares of all classes of the

Borrower and each Subsidiary, on a fully diluted basis, are set forth in Schedule “L” annexed hereto.

(26)	No Required Disposition. There is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Borrower or a Subsidiary would be required to sell or otherwise dispose of any of its personal property, including, without limitation, Intellectual Property.

(27)	Predecessor Names and Trade Names. Since the date of its incorporation, the Borrower has not used nor does it now use any name other than its current corporate name and any other names set out in Schedule “M” annexed hereto.

(28)	No Consumer Goods. Neither the Borrower nor any of its Subsidiaries owns any consumer goods which are material in value or which are material to the business, operations, property or condition (financial or otherwise) of the Borrower.

(29)	Intercompany Loan Agreements. The AG Intercompany Loan Agreement is a legal, valid and binding obligation of each of the Borrower and AG, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally, and, as of the date hereof, neither the Borrower nor AG is in breach of any its obligations thereunder. As of December 31, 2006, the aggregate amount owing by AG to the Borrower under the Intercompany Loan Agreement was $$24,659,000 and such amount represented a bona fide obligation of AG to the Borrower which is collectible in its face amount. As of the date hereof, none of the Subsidiaries other than AG has any outstanding indebtedness owing to the Borrower.

(30)	Partnership. The Borrower is not in partnership with any Person nor is the Borrower and any of its Subsidiaries a participant in any joint venture.
Section 7.02 Compliance with Securities Laws
          The Borrower is in compliance in all material respects with the provisions and requirements of all applicable securities laws, stock exchanges, regulations, rules and requirements of any jurisdiction having authority in relation to the Borrower, including, without limitation, the completion on a proper and timely basis of all necessary filings and reports under any and all such securities laws, regulations, rules and requirements. As of their respective dates, all such filings and reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
Section 7.03 Disclosure
          No representation or warranty made by the Borrower in this Agreement or any of the Security delivered by the Borrower contains any untrue statement of a fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made.
Section 7.04 Lender Representations and Warranties
          Each Lender severally represents and warrants to the Borrower that:
(1)	it is acquiring the Notes and the Warrant (collectively, the “Securities”) as principal for its own account and not for the benefit of any other person;

(2)	it is a resident of the Province of Ontario;

(3)	no person has made it any written or oral representations:
(i)	that any Person will resell or repurchase the Securities;

(ii)	that any Person will refund the purchase price of the Securities; or

(iii)	as to the future price or value of the Securities;
(4)	it was not created or established, nor is it being used, primarily to permit purchases without a prospectus;

(5)	it has not acquired the Securities through or as a result of, and the distribution of the Securities has not been accompanied by, any advertisement of the Securities in printed public media, radio, television or telecommunications, including electronic display;

(6)	it has not received any document purporting to describe the business and affairs of the Borrower that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of the Securities;

(7)	it acknowledges that the acquisition of the Securities is pursuant to one or more exemptions from certain requirements contained in the Securities Act (Ontario) and the rules and regulations promulgated thereunder (collectively, the “Act”) and that, under the Act, the Securities may not be resold by it except in compliance with, or pursuant to, resale restrictions applicable to the particular exemption from the prospectus and registration requirements of such legislation;

(8)	its representations and warranties as contained herein may be relied upon by the Borrower and by Borrower’s counsel in connection with the delivery of the opinion referred to in Schedule “A” hereof;

(9)	it is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada);

(10)	it is (i) an “accredited investor” within the meaning National Instrument 45-106 and Rule 501 under the Securities Act of 1933; (ii) is acquiring the Securities as principal, and (iii) is able to evaluate its investment in the Borrower on the basis of general business information respecting the Borrower presented by the Borrower; and

(11)	it has had the opportunity, with adequate representation and upon advice from its respective counsel, to ask and have answered any and all questions which the Lender wished to have answered with respect to the business and affairs of the Borrower.
Section 7.05 Survival of Representations and Warranties
          The representations and warranties contained in this Article Seven shall survive the execution and delivery of this Agreement and the making of the Borrowings hereunder, regardless of any investigation or examination made by the Agent or its counsel. The Lenders shall be deemed to have relied upon each of the Borrower’s representations and warranties in advancing the Credit Facilities.
ARTICLE EIGHT
COVENANTS
Section 8.01 Positive Covenants
          From the date hereof and until the Outstanding Obligations are repaid in full, the Borrower will observe and perform each of the following covenants, unless compliance therewith shall have been waived in writing by the Agent:
(1)	Existence. The Borrower will do or cause to be done all such things as are necessary to maintain its and each of its Material Subsidiaries’ corporate existence in good standing, to ensure that each of them has, at all times, the right and is duly qualified to conduct its business and to obtain and maintain all rights, privileges and franchises necessary for the conduct of its business.

(2)	Conduct of Business. The Borrower and each of the Material Subsidiaries will maintain, operate and use its properties and assets, and will carry on and conduct its business so as to preserve and protect such properties and assets and business and the profits thereof, in each case in its respective commercially reasonable judgment.

(3)	Payment of Principal, Interest and Expenses. The Borrower will duly and punctually pay or cause to be paid to the Agent the Outstanding Obligations at the times and places and in the manner provided for herein.

(4)	Payment of Taxes and Claims. The Borrower and each of the Material Subsidiaries will pay and discharge promptly when due all Taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claim upon any such properties or assets; but the Borrower and the Material Subsidiaries shall not be required to pay any such Tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or Material Subsidiary shall have set aside on its books a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto.

(5)	Use of Proceeds. The Borrower shall use the proceeds of all Borrowings exclusively for the purposes set forth in Section 4.05(1).

(6)	Reserves. The Borrower will maintain appropriate reserves for Taxes and other contingent expenses or liabilities in accordance with GAAP.

(7)	Other Information. The Borrower shall furnish to the Agent promptly on written request therefor such other information in its possession respecting its financial condition and its business and affairs, as the Agent may from time to time reasonably require.

(8)	Insurance.
(i)	Borrower shall obtain and maintain for the Term, at its own expense:
(A)	“All Risk” property damage insurance against loss or damage. The coverage limit shall be at least equal to the balance sheet value of the tangible personal property of the Borrower. The deductible shall not exceed $10,000. The policy shall name the Lenders as loss payees as their interests appear, using a loss payable clause which specifies insurance shall not be invalidated by any action of or breach of warranty by the Borrower of any provisions of the policy. The policy shall provide a waiver of subrogation against the Lenders.

(B)	Commercial General Liability Insurance (including contractual liability and completed operations coverage but excluding products coverage) reasonably satisfactory to the Agent. The limit of liability shall be at least equal to $5,000,000 per occurrence (provided that such limit shall be increased, on or before the Second Funding Date, to at least an amount equal to the Outstanding Borrowings after giving effect to the advance of the Second Tranche and shall thereafter be maintained at an amount at least equal to the Outstanding Borrowings as reduced from time to time). The policy shall be without deductible. The policy shall name the Lenders as additional insureds, be primary and without contribution with respect to any insurance carried by the Lenders, and contain a cross liability (or severability of interests) clause.
(ii)	All policies of insurance shall be placed with financially sound, commercial insurers reasonably satisfactory to the Agent. All policies of insurance shall provide that the Lenders shall be given 30 days prior notice of cancellation of coverage. This notice provision shall be without qualification.
(9)	Books and Records. The Borrower will, at all times, maintain proper records and books of account in accordance with GAAP and therein make true and correct entries of all dealings and transactions relating to its business and, if requested in writing by the Agent, will make the same available for inspection by the Agent or any agent of the Agent at all reasonable times.

(10)	Reporting Requirements. Borrower shall furnish to the Agent:
(i)	Financial Statements. Promptly as they are available and in any event: (i) within ninety-five (95) days of each fiscal year end of the Borrower, audited, consolidated financial statements of the Borrower and any Subsidiaries; and (ii) within forty-five (45) days of each fiscal quarter end, the unaudited, consolidated internal financial statements of the Borrower and any Subsidiaries.

(ii)	Monthly Statements. At each months end, upon the request of the Agent, schedules of the Borrower’s cash and cash equivalents, accounts receivable, and other current assets as well as schedules of the Borrower’s accounts payable and other current liabilities.

(iii)	Notice of Defaults. As soon as possible, and in any event within five (5) Business Days after Borrower has actual knowledge of a Default or Event of Default provide the Agent with an officer’s certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the remedial action which the Borrower has taken or proposes to take with respect thereto.

(iv)	Miscellaneous. Such other information as the Agent may reasonably request from time to time.
(11)	Access. The Borrower will permit the Agent through its officers or employees or through any agents or consultants retained by it, upon prior written request, to have reasonable access during normal business hours and from time to time, to any of the Borrower’s or Subsidiaries’ premises and to any records, information or data in its possession so as to enable the Agent to ascertain the state of the Borrower’s or Subsidiary’s operations, and will permit the Agent, to make copies of and abstracts from such records, information or data and will, upon request of the Agent, deliver to the Agent copies of such records, information or data’ provided, however, so long as no Default or Event of Default has occurred and is continuing, the Agent shall not access the Borrower’s or any Subsidiaries’ premises pursuant to this Section 8.01(11) any more than four (4) times in the aggregate during the Term.

(12)	Notice of Material Adverse Change. The Borrower will give to the Agent prompt written notice, and in any event within five (5) Business Days of the occurrence thereof, of any material adverse change in the general affairs, business, property, assets, management or condition (financial or otherwise) of the Borrower or any Subsidiary, or of any material loss, destruction or damage to its properties and assets, or if there is a material impairment of the prospect of repayment of any portion of the Outstanding Obligations owing to the Lenders or a material impairment of the value or priority of the Lenders’ Security Interest in the Property.

(13)	Notice of Litigation. The Borrower will give to the Agent prompt written notice, and in any event within five (5) Business Days of the occurrence thereof, of any material actions, suits, litigation, or other proceedings which are commenced or threatened against it and which, individually or in the aggregate, have a claimed amount in excess of $250,000.

(14)	Registration of Security. The Borrower will provide the Agent with such assistance and do such things as the Agent may from time to time request so that the Security and any other instruments of conveyance or assignment effected pursuant to this Agreement or otherwise will be and remain registered, recorded or filed from time to time in such manner and in such places as may in the reasonable opinion of the Agent be necessary or advisable in perfecting the Security Interests constituted thereby, including, without limitation, registrations required as a result of the establishment of any new places of business.

(15)	Material Contracts. The Borrower and the Subsidiaries shall perform all of their respective material obligations pursuant to all documents, contracts and agreements material to the operations of the Borrower and the Subsidiaries, subject to any good faith disputes with respect thereto.

(16)	Compliance with Laws. The Borrower and the Subsidiaries shall comply in all material respects with all Applicable Laws.

(17)	Issuance of Warrants. The Borrower shall issue to the Lenders the Warrants in accordance with all regulatory and Securities law requirements.

(18)	New Locations. The Borrower shall advise the Agent in writing not less than thirty (30) days’ prior to the Borrower or any Material Subsidiary: (i) changing the location of its registered office, principal place of business or the location of its records or acquiring any such new locations; (ii) establishing new places of business; (iii) keeping, maintaining or storing inventory at any location other than the locations listed in

Schedule “C”, Schedule “D” or Schedule “H”; or (iv) changing its corporate name. Upon any event described in subparagraph (ii) above, the Borrower or such Subsidiary shall provide such additional security as the Agent may reasonably require, all in form and substance satisfactory to the Agent, to provide a Security Interest in the assets located at any such new place of business. Upon any event described in subparagraph (iii) above, Schedule “C”, Schedule “D” or Schedule “H”, as applicable, shall be deemed to be amended to reflect such occurrence without the requirement of any further action.

(19)	Leased Locations. The Borrower and each Subsidiary shall fully pay financial obligations in a timely manner and otherwise perform obligations under all leases and other agreements with respect to each leased location or public warehouse or other location that is not owned by the Borrower or a Subsidiary and where any asset charged by the Security is located.

(20)	Maintenance of Equipment and Similar Assets. The Borrower and each Subsidiary shall keep and maintain all items of equipment and other similar types of personal property in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall, at all times, be maintained and preserved, ordinary wear and tear excepted. The Borrower and each Subsidiary shall not permit any item to be operated or maintained in violation of any Applicable Law, statute, rule or regulation. With respect to items of leased equipment (to the extent the Lenders have any security interest in any residual interest of the Borrower or a Subsidiary in such equipment under the lease), the Borrower or such Subsidiary shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

(21)	Maintenance of Intellectual Property. The Borrower and each Subsidiary shall pay all fees and take all steps necessary in a prompt and diligent manner to keep and maintain the Intellectual Property, which is material to the business, in force, updated, valid and enforceable and to maintain the confidential, proprietary nature of all trade secrets, know how and other unregistered Intellectual Property. The Borrower shall update Schedule “I” semi-annually for the Lender.

(22)	Additional Security. In the event that, after the date of this Agreement, the Borrower acquires or incorporates a Material Subsidiary or an existing Subsidiary becomes a Material Subsidiary, the Borrower will, at the option of the Agent acting reasonably, cause such Subsidiary to forthwith deliver to the Agent, in form and substance satisfactory to the Agent and its counsel:
(i)	an instrument or instruments of the Material Subsidiary in favour of the Lenders and pursuant to which the Material Subsidiary shall guarantee the Outstanding Obligations of the Borrower, grant a general security interest in favour of the Lenders as security for its obligations to the Lenders pursuant to such guarantee;

(ii)	certified copies of the certificate of incorporation and by-laws of each of such Material Subsidiary and of the resolutions of the board of directors of each of such Material Subsidiary approving the aforesaid instruments and approving the giving of any financial assistance;

(iii)	a certificate of status or good standing with respect to the Material Subsidiary and issued by the jurisdiction of incorporation of the Material Subsidiary; and

(iv)	a favourable legal opinion of such Material Subsidiary’s counsel as to such customary matters as the Agent may reasonably request.
Notwithstanding the foregoing, if additional Security is required pursuant to the foregoing in respect of a Material Subsidiary that constitutes a controlled foreign corporation of the Borrower, item (i) above shall not apply and the additional Security to be delivered in respect of such Material Subsidiary shall be as determined by the Borrower and the Agent, acting reasonably and with the objective of providing the Agent with Security that replicates the Security in item (i) above to the maximum extent possible without triggering any material tax consequences to Borrower under Section 956 of the United States Internal Revenue Code.

(23)	Account Control Agreements. The Borrower hereby covenants and agrees that if it establishes, at any time prior to the repayment of the Outstanding Obligations, deposit accounts or securities accounts (each a “New Account”) with any other bank or financial institution (each a “New Institution”) other than Wells Fargo then the Borrower shall, prior to or concurrently with establishing each New Account, enter into and execute an account control agreement among the Lenders, the Borrower and the New Institution substantially in the form of the form of blocked account agreement for the New Institution.

(24)	Equity Funding Right. The Borrower hereby covenants and agrees that the Agent will be granted the opportunity to participate in Borrower’s next round of equity financing completed after the Closing Date, of up to $500,000 of equity securities at a price per share equal to the price per share paid by the lead investor in such financing. Notwithstanding anything in this Agreement to the contrary, in the event that the Borrower provides the Agent with written notice containing a brief summary of the material economic terms of such equity financing and the Agent does not provide written notice to the Borrower electing to participate in such equity financing within seven Business Days of the date that Borrower has delivered such notice to the Agent, then the Agent shall be deemed to have irrevocably waived in writing the foregoing opportunity to participate.

(25)	Cash Position of Subsidiaries. Subject to any limitations imposed by applicable law, the Borrower shall cause each of the Subsidiaries to promptly distribute or otherwise advance to the Borrower all cash or cash equivalents in excess of $750,000 held by a Subsidiary or Subsidiaries, in the aggregate, provided that if at any time and for so long as the Borrower holds, on a consolidated basis, unrestricted cash and cash equivalents of less than $1,500,000, then the foregoing reference to $750,000 shall be reduced to $500,000.

(26)	Consolidated Cash Position of Borrower.

(i)	The Borrower shall use its commercially reasonable efforts to maintain, on a consolidated basis, unrestricted cash and cash equivalents of at least $2,500,000 (the “Target Cash Position”).

(ii)	If at any time the Borrower’s consolidated unrestricted cash and cash equivalents falls below the Target Cash Position (a “Cash Shortfall”), then:
(A)	the Borrower shall promptly provide written notice of such Cash Shortfall with reasonable detail regarding the circumstances thereof to the Agent; and

(B)	the Borrower shall have a period of 30 days from the date on which the Cash Shortfall first occurred (the “Cash Shortfall Cure Period”) to cure such Cash Shortfall.
(iii)	If (A) Borrower has not cured the Cash Shortfall within the Cash Shortfall Period, (B) or if the Borrower experiences three (3) Cash Shortfalls in any 12 month period or (C) an Event of Default has occurred and has not been cured within any application cure period, then the Agent shall be entitled but not obligated, by written notice delivered to the Borrower within 30 days of the end of the Cash Shortfall Cure Period for the following Cash Shortfall or upon the occurrence of such uncured Event of Default, as applicable, (a “Perfection Request”) to (1) require the Borrower to obtain and collaterally assign to the Agent, on behalf of the Lenders, a perfected Security Interest in the Swiss Collateral and (2) deliver to the Agent a legal opinion from RKS Rinderknecht Klein & Stadelhofer, Swiss counsel for IPL, in connection with the perfection of the security interest in the Swiss Collateral and its valid collateral assignment to the Agent in a form reasonably acceptable to the Agent. If the Agent delivers a Perfection Request, the Borrower shall satisfy the requirements described in clauses (1) and (2) of the preceding sentence as promptly as reasonably practical but in no event any later than 30 days after its receipt of such Perfection Request and shall, at its own expense, do or cause IPL to do all things that are legally required for the Borrower to obtain a valid, perfected and unsubordinated Security Interest in the Swiss Collateral.

(iv)	Notwithstanding anything else in this Agreement, the provisions of the foregoing clauses (ii) and (iii) shall apply only from and after the Second Funding Date.
Section 8.02 Restrictive Covenants
          From the date hereof and until the Outstanding Obligations are paid in full, the Borrower shall adhere to the following covenants unless waived in writing by the Agent:
(1)	Not to Amalgamate, etc. The Borrower and each of the Subsidiaries shall not enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, combination, continuance, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other Person or, in the case of amalgamation or continuance, of the continuing corporation resulting therefrom without the prior written consent of the Agent; provided, however, that, subject to the Agent being satisfied, acting reasonably, that the transaction does not materially impair its Security, (i) the Borrower shall be permitted to enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, combination, continuance, transfer, sale, lease or otherwise) with any Subsidiary, so long as the Borrower is the surviving entity, (ii) any Subsidiary shall be permitted to enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, combination, continuance, transfer, sale, lease or otherwise) with any Material Subsidiary, so long as the Material Subsidiary is the surviving entity, and (iii) any Subsidiary that is not a Material Subsidiary shall be permitted to enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, combination, continuance, transfer, sale, lease or otherwise) with any Subsidiary that is not a Material Subsidiary.

(2)	Indebtedness. The Borrower and each of the Subsidiaries shall not create, assume, issue or permit to exist, directly or indirectly, any Indebtedness except for Permitted Indebtedness without the prior written consent of the Agent.

(3)	Negative Pledge. Except for Permitted Encumbrances or Purchase Money Obligations, the Borrower and each of the Subsidiaries shall not create, assume, incur or suffer to exist any Security Interest in or upon any of the property charged by the Security, including, without limitation, Intellectual Property, without the prior written consent of the Agent.

(4)	No Guarantees. The Borrower and each of the Subsidiaries shall not be or become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by Guarantee other than as permitted hereunder, without the prior written consent of the Agent provided that the Borrower and each of the Subsidiaries shall be entitled to provide Guarantees in favour of trade creditors for trade debt in the ordinary course of business and in respect of other Indebtedness not for borrowed money.

(5)	Restrictions on Subsidiaries, Investments and Loans. The Borrower shall not, without the prior written consent of the Agent, directly or indirectly, (i) acquire or form any Subsidiary after the date hereof, unless it has complied with the provisions of Section 8.01(22) in connection therewith; or (ii) make any loans to or equity investments (a “Permitted Investment”) in excess of $250,000, individually or in the aggregate, in, or purchase or otherwise acquire or hold any shares or securities of any single Person (excluding any Subsidiary or Affiliate that is a guarantor of the Borrower). For greater certainty, nothing contained in this Agreement shall restrict the ability of the Borrower to enter into any type or amount of treasury bill investment and other term deposits with financial institutions in the ordinary course of business. Except where such business association is in the ordinary course of its business and does not materially or adversely affect the assets of the Borrower or the Security, the Borrower shall not become a partner in any partnership or a participant in any joint venture without the prior written consent of the Agent.

(6)	Relocation of Assets. Neither Borrower nor any Material Subsidiary shall locate or permit to be situated any of its present or after-acquired property or assets in any jurisdiction other than as set out in Schedule “C”, Schedule “D” or Schedule “H” or assets in transit in the ordinary course of business without having first (i) notified the Agent in writing, and (ii) taken such action as is necessary to perfect a Security Interest in favour of the Agent in such property or assets and (iii) delivered such opinions of counsel with respect thereto as the Agent may reasonably require.

(7)	Disposition of Assets. The Borrower and each of its Subsidiaries shall not sell, assign, transfer, convey, lease (as lessor), license, contribute or otherwise dispose of, or grant options, warrants or other rights with respect to the property charged by the Security, other than (i) Permitted Asset Sales or (ii) asset sales other than Permitted Asset Sales, but only up to the aggregate amount of $250,000 in any 12 month period, without the prior written consent of the Agent.

(8)	Material Contracts. The Borrower and each of its Subsidiaries shall not cancel or terminate any contract or amend nor otherwise modify any contract, or waive any default or breach under any material contract, or take any other action in connection with any contract that would have a material adverse effect on the business or affairs of the Borrower.

(9)	Dividends and Extraordinary Bonuses. The Borrower shall not, without the prior written consent of the Agent, (i) pay any cash dividends or make any cash distributions on its equity securities, (ii) purchase, redeem, retire or otherwise acquire any of its shares (other than repurchases pursuant to the terms of employee stock option plans, up to an aggregate annual amount not to exceed $250,000 per year), (iii) return any capital to any holder of its equity securities or (iv) pay any cash bonuses to executive management in excess of an aggregate annual amount of $1,000,000.

(10)	Trade Payables of Subsidiaries. The Borrower shall cause the aggregate trade payables of its Subsidiaries to remain below $750,000 at all times, provided that if at any time and for so long as the Borrower holds, on a consolidated basis, unrestricted cash and cash equivalents of less than $1,500,000, then the foregoing reference to $750,000 shall be reduced to $500,000.
ARTICLE NINE
SECURITY
Section 9.01 Security
          The Borrower shall execute and deliver to, or shall cause to be executed and delivered to, the Agent in form and substance satisfactory to the Agent and its counsel, this Agreement, the Warrants, the Note, and all documents to secure all debts, liabilities and obligations of the Borrower to the Lenders including, without limitation, the Outstanding Obligations, as follows:
(1)	a general security agreement issued by the Borrower in favour of the Agent on behalf of the Lenders creating a security interest in all present and after- acquired personal property of the Borrower including, without limitation, all Intellectual

Property (however, not to include any license agreements with respect to the Intellectual Property);

(2)	an account control agreement issued by the Borrower in favour of the Agent on behalf of the Lenders creating a security interest in all accounts maintained at Wells Fargo;

(3)	a securities pledge agreement issued by the Borrower pledging (i) all of the securities of each of the Material Subsidiaries which are organized in the United States and (ii) 66% of the securities of each of the Material Subsidiaries which are controlled foreign corporations; in each case, in favour of the Agent on behalf of the Lenders;

(4)	certificates of insurance issued in accordance with the requirements of Section 8.01(8);

(5)	a confirmation of grant of security interest in the Intellectual Property of the Borrower;

(6)	an intercreditor agreement among the Agent, HSBC Capital (Canada) Inc. and the Borrower;

(7)	the Collateral Assignment Agreement;

(8)	pursuant to the terms of Section 6.03(10) hereof, the Second Funding Collateral Assignment Agreement; and

(9)	if applicable, a perfected Security Interest in the Swiss Collateral as contemplated by Section 8.01(26)(iii) hereof.
Section 9.02 Further Assurances
          The Borrower from time to time shall execute and deliver, or cause to be executed and delivered, to the Agent such further documents and assurances, in form and substance satisfactory to the Agent and its counsel, as may be reasonably requested by the Agent for the purpose of giving effect to this Agreement, the Note, the Warrants or the Security or for the purpose of establishing compliance with the representations, warranties and conditions of this Agreement, the Note, the Warrants or the Security.
ARTICLE TEN
EVENTS OF DEFAULT
Section 10.01 Events of Default
          Notwithstanding anything to the contrary herein,
(i)	the Outstanding Obligations shall, at the option of the Agent, become immediately due and payable to the Lenders and the Lenders may without notice to the Borrower apply any amounts outstanding to the credit of the

Borrower to repayment of the Outstanding Obligations and, if the Outstanding Obligations become immediately due and payable, the Make-Whole Payment shall also become immediately due and payable, and

(ii)	the Security shall, at the option of the Agent, become immediately enforceable, upon the occurrence of any of the following events (each an “Event of Default”):
(1)	Failure to Pay Principal or Interest – if the Borrower fails to make punctual payment when due of any principal amount or interest payable hereunder and if such payment is not made within five (5) Business Days of the day on which such payment is due;

(2)	Failure to Pay Other Amounts – if the Borrower fails to make punctual payment when due of any amount payable hereunder other than principal or interest and if such payment is not made within five (5) Business Days of the day on which such payment is due;

(3)	False Representations, Etc. – if any representation or warranty made or given herein, in any certificate delivered pursuant hereto or in any financial statements, budgets, balance sheets or business plans delivered pursuant hereto is false or misleading in any material respect;

(4)	Default in Certain Covenants – if there is any default or failure in the observance or performance of any covenant contained in Section 8.01(24), provided that such default or failure is continuing five (5) Business Days after written notice thereof is given to the Borrower by the Agent.

(5)	Default in Other Covenants – if, other than in respect of the covenants contained in Section 8.01(24), or any covenant to pay, there is any default or failure in the observance or performance of any other act hereby required to be done or any other covenant or condition hereby required to be observed or performed, and the default or failure continues for seven (7) Business Days after written notice by the Agent to the Borrower specifying such default or failure;

(6)	Default under Registration Rights Agreement – if there is any default, event of default or failure in the observance or performance of any covenant of the Borrower in the Registration Rights Agreement, and the default or failure continues for seven (7) Business Days after written notice by the Agent to the Borrower specifying such default or failure;

(7)	Default under Security – if there is any default, event of default or failure in the observance or performance of any covenant of the Borrower in the Security;

(8)	Insurance Lapse – if any insurance on the properties or assets of the Borrower lapses and such coverage shall not be reinstated within seven (7) Business Days of such lapse;

(9)	Insolvency – if the Borrower or any of its Subsidiaries is unable to pay its debts as such debts become due or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

(10)	Voluntary Proceedings – if the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any proceeding or filing is instituted or made by the Borrower seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any similar law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets; or the Borrower or any of its Subsidiaries takes any corporate action to authorize any of the actions set forth in this Section 10.01(10);

(11)	Involuntary Proceedings – if any notice of intention is filed or any proceeding or filing is instituted or made against the Borrower or any of its Subsidiaries in any jurisdiction seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets or seeking possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of the Borrower or any of its Subsidiaries unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or stayed within sixty (60) days of institution thereof;

(12)	Receiver, etc. – if a receiver, liquidator, trustee, sequestrator or other officer with like powers is appointed with respect to, or an encumbrancer pursuant to a Security Interest or otherwise takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over any of the properties or assets of the Borrower or any of its Subsidiaries or gives notice of its intention to do so;

(13)	Execution, Distress – if any writ, attachment, execution, sequestration, extent, distress or any other similar process becomes enforceable against the Borrower or any of its Subsidiaries or if a distress or any analogous process is levied against any of the properties or assets of the Borrower or any of its Subsidiaries, except where the same is being contested actively and diligently in good faith by appropriate and timely proceedings and the enforcement or levy has been stayed;

(14)	Suspension of Business – if the Borrower or any of its Subsidiaries (i) suspends its business for a period of at least five consecutive days or (ii) ceases its business permanently;

(15)	Sale – if the Borrower or any of its Subsidiaries sells or otherwise disposes of, all or substantially all of its undertakings and properties and assets to any arm’s length third party, whether in one transaction or a series of related transactions, other than pursuant to (i) Permitted Asset Sales or (ii) asset sales other than Permitted Asset Sales, but only up to the aggregate amount of $250,000 in any 12 month period;

(16)	Assignment – if the Borrower or any of its Subsidiaries assigns its rights under this Agreement or any of the Security or any interest herein or therein to a third party without the prior consent of the Agent;

(17)	Cross-Default – if the Borrower or any of its Subsidiaries defaults in the payment, when due, of any indebtedness for borrowed money in the principal amount of $250,000 or greater, and such default has not been waived within the applicable cure period, if any, or if such indebtedness is accelerated or otherwise becomes due and payable prior to the stated maturity thereof; and

(18)	Material Adverse Change – if there occurs a material adverse change in the general affairs, business, property, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries (taken as a whole) or if there is a material impairment of the prospect of repayment of any portion of the Outstanding Obligations or an impairment of the value or priority of the Lender’s Security Interest.
Section 10.02 Agent May Waive
          The Agent may at any time waive any Default or Event of Default which may have occurred, provided that no such waiver shall extend to or be taken in any manner whatsoever to affect any subsequent Default or Event of Default or the rights or remedies resulting therefrom. No such waiver shall be effective unless given by the Agent in writing.
Section 10.03 Remedies are Cumulative
          For greater certainty, the rights and remedies of the Lenders under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; and any single or partial exercise by the Agent of any right or remedy for a Default or Event of Default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Agent of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted by the Agent shall not be deemed to be a waiver of that or any subsequent default.
Section 10.04 Set-Off
          The Lenders shall be entitled at any time or from time to time after the occurrence of an Event of Default which is continuing, without notice to set-off, consolidate and to apply any or all deposits and any other indebtedness at any time held by or owing by the Lenders to the

Borrower against and on account of the debts, liabilities or obligations of the Borrower to the Lenders, whether or not due and payable and whether or not a Lender has made Demand therefor.
ARTICLE ELEVEN
ENVIRONMENTAL MATTERS
Section 11.01 Representations and Warranties
          The Borrower hereby represents and warrants as follows:
(1)	the business of the Borrower and each of the Subsidiaries has been operated in compliance in all material respects with all applicable Environmental Laws and with all permits, licenses and authorizations issued pursuant to Environmental Laws; and

(2)	there are no claims, investigations, litigation, administrative proceedings, whether pending or threatened relating to any Contaminants, Releases or other forms of pollution or alleged violation of applicable Environmental Laws (collectively Environmental Matters) that may reasonably be expected to have a material adverse effect upon the Borrower. The Borrower and each of the Subsidiaries has not assumed any material liability of any other Person for response, removal, remediation, investigation, clean up, compliance or required capital expenditures in connection with any Environmental Matter arising prior to the date hereof.
Section 11.02 Environmental Covenants
          The Borrower covenants with the Lenders as follows:
(1)	Compliance. The Borrower and each of the Subsidiaries shall comply in all material respects with the requirements of any Environmental Law applicable to it.

(2)	Notification. The Borrower shall promptly forward to the Agent copies of all material orders, notices, permits, applications or other communications and reports in its possession in connection with any Environmental Law affecting or relating to the Property or the operations and activities of the Borrower and each of the Subsidiaries.
Section 11.03 Indemnity
          The Borrower shall at all times indemnify and hold the Lenders harmless against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever suffered or incurred by the Lenders, whether upon realization of the Security, or as lender to the Borrower, or as successors to or assignees of any right or interest of the Borrower, or as a result of any order, investigation or action by any Governmental Authority relating to the Borrower or any of the Subsidiaries or their business or Property or as privileged or secured creditor or mortgagee in possession of Property or as successor or successor-in-interest to the Borrower as a result of any taking of possession of all or any of the Property or by foreclosure deed or deed in lieu of foreclosure or by any other means relating to the Borrower, under or on account of any breach of Environmental Law which occurred prior to or during the time that the Borrower had control or possession of the Property, with respect to:
(1)	the Release of a Contaminant, the threat of the Release of any Contaminant, or the presence of any Contaminant affecting the Property, whether or not the same originates or emanates from the Property or any contiguous real or immovable property located thereon, including any loss of value of the Property as a result of any of the foregoing,

(2)	the Release of a Contaminant owned by, or under the charge, management or control of the Borrower or a Subsidiary or any predecessor or assignor of the Borrower or a Subsidiary,

(3)	any costs incurred by any Governmental Authority or any other person or damages from injury to, destruction of, or loss of natural resources in relation to, the Property or elsewhere, including reasonable costs of assessing such injury, destruction or loss incurred under any Environmental Laws,

(4)	liability for personal injury or property damage arising by reason of any civil law offenses or quasi-offenses or under any statutory or common law tort or similar theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to the Property or elsewhere, and/or

(5)	any other environmental matter affecting the Property or the operations and activities of the Borrower or a Subsidiary within the jurisdiction of any federal, provincial, municipal, state or local environmental agency.
          The obligations of the Borrower under this Section 11.03 shall arise upon the discovery of the presence or Release of any Contaminant at, upon, under, over, within or with respect to the Property, whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Contaminant.
Section 11.04 Scope of Indemnity
          The Borrower acknowledges that the Lenders have agreed to make the Borrowings available in reliance upon its representations, warranties, and covenants in this Article. For this reason, it is the intention of the Borrower and the Lenders that the provisions of this Article shall supersede any other provisions in this Agreement, or the Security which in any way limit the liability of the Borrower and the Borrower shall be liable for any obligations arising under or in connection with this Article even if the amount of the liability incurred exceeds the Outstanding Obligations. The obligations of the Borrower arising under this Article are absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, except in respect of negligence or wilful misconduct by the Lenders. The obligations of the Borrower arising under this Article shall survive the Maturity Date and the repayment of the Outstanding Obligations and shall survive the transfer of any or all right, title and interest in and to the Property by the Borrower to any Person.
Section 11.05 Consultants, etc
          Any time after the occurrence of an Event of Default which is continuing, the Lenders may employ lawyers, engineers, scientists, or consultants of the Lenders’ choice. Any engineer, scientist, or consultant so engaged by the Lenders may upon reasonable notice to the Borrower enter on to any Property for the purpose of any inquiry and may make any necessary excavation or bore holes and take samples of any material or substance, and record or copy any information by any method. The Lenders shall ensure that any such Person employed by or acting on behalf of the Lenders shall conduct itself and any inquiry or other activity on or in respect of the Property in a manner which does not disrupt the business of the Borrower or result in a breach of any Environmental Law. The Borrower hereby consents to any inquiries by the Lenders or any lawyers, engineers, scientists, or consultants engaged on their behalf under any freedom of access or freedom of information legislation and agrees to execute such further consents or documents as may be necessary to give effect to this Section 11.05. The Lenders shall not disclose to any Person any of the information obtained as a result of the foregoing without the prior written consent of the Borrower unless disclosure is required by law, in which case the Lenders shall notify the Borrower and provide the Borrower with a reasonable opportunity to disclose such information.
Section 11.06 Fees and Expenses
          Subject to the limitations set forth in Section 5.02 hereof, if the Lenders retain the services of any lawyer, engineer, scientist, or consultant in connection with the subject of this Article, the Borrower shall pay the reasonable out-of-pocket costs and fees thereby incurred if retained and applicable to such party as a result of any breach of Environmental Law or in connection with any inquiry or investigation by a Governmental Authority in connection with Environmental Law or if the services performed are reasonably necessary for the performance of the functions of the Lenders under this Agreement or for the preservation or protection of the Security.
Section 11.07 Obligations, Costs and Expenses
          Subject to the limitations set forth in Section 5.02 hereof, if the Lenders incur any obligations, costs or expenses under this Article or in respect of any Environmental Activity covered by this Article, the Borrower shall pay the same to the Lenders immediately on demand in respect of such party’s obligations, and if such payment is not received within ten days, the Borrower will pay interest thereon at the Default Rate, which shall accrue from the date of expiry of such ten-day period to the date of payment.
Section 11.08 Confidentiality
          The Lenders will not disclose or permit the disclosure of any confidential or proprietary information relating directly or indirectly to the Borrower to any third party (the “Recipient”) unless said Recipient is obligated (contractually or otherwise) to take reasonable measures to protect the confidential and/or proprietary nature of any such information, including, without limitation, an obligation to take such measures as the Recipient applies to its own confidential and/or proprietary information.
ARTICLE TWELVE
GENERAL
Section 12.01 Notices
          Any notice, request or other communication hereunder to any of the parties hereto shall be in writing and be well and sufficiently given if delivered personally or sent by prepaid registered mail to its address or by facsimile to the number and to the attention of the person set forth below:
(1)	In the case of the Borrower:
ANTARES PHARMA INC.
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618
Attention: Robert F. Apple
                    Senior Vice-President and Chief Financial Officer
Facsimile No.: (609) 359-3015
with a copy to:
Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Jeffrey P. Bodle
Facsimile No.: (215) 963.5001
In the case of the Agent or the Lenders:
c/o MMV FINANCIAL INC.
95 Wellington Street West, 22nd Floor
Toronto, Ontario M5J 2N7
Attention: Ron Patterson, Executive Vice-President
Facsimile No.: (416) 591-1393
with a copy to:
HSBC CAPITAL (CANADA) INC.
70 York Street, 7th Floor
Toronto, Ontario M5J 1S9

Attention: Paul Eldridge
Facsimile No.: (416) 868-0067
with a copy to:
GOODMANS LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Michael Partridge
Facsimile: (416) 979-1234
Any such notice shall be deemed to be given and received, if delivered, when delivered, and if mailed, on the third Business Day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the three (3) Business Days after the date of mailing in which case the notice shall be deemed to have been received on the third Business Day after postal service resumes and if sent by facsimile on the next Business Day after the day on which the telecopy is sent. Either party may by notice to the other, given as aforesaid, designate a changed address or facsimile number.
Section 12.02 Performance of Covenants by the Agent
          If any of the covenants or obligations contained herein shall not be performed by the Borrower, the Agent may perform such covenant or obligation and, if in so doing the Agent spends money or incurs liability, the amount of money reasonably so spent or liability incurred shall be added to the Outstanding Obligations.
Section 12.03 Indemnity
          In addition to any other indemnity provided for herein, the Borrower hereby indemnifies the Lenders on demand against any loss (other than loss of profit), expense or liability which the Lenders may sustain or incur as a consequence of the action or inaction of the Borrower in connection with any misrepresentation made by the Borrower herein or in any instrument in writing delivered to the Lenders in connection with this Agreement, including, but not limited to, any loss or expense sustained or incurred in liquidating or redeploying deposits or other funds contracted for or acquired or used to effect or maintain such Borrowing or part thereof.
Section 12.04 No Set-Off or Counterclaim
          The obligations of the Borrower to make payments hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any set-off, compensation, counterclaim, recoupment, defence or other right which the Borrower may have against the Lenders.

Section 12.05 Severability
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 12.06 Time of Essence
          Time shall, in all respects, be of the essence of this Agreement.
Section 12.07 Assignment
          The Borrower may not assign this Agreement or any part hereof without the prior written consent of the Lenders. Upon giving written notice thereof to the Borrower, this Agreement shall be assignable by the Lenders, in whole or in part; provided, however, that so long as no Default or Event of Default has occurred or is continuing, the Lenders may not assign this Agreement, in whole or in part, to a direct competitor of the Borrower or any Affiliate of a direct competitor of the Borrower without the prior written consent of the Borrower.
Section 12.08 Entire Agreement
          This Agreement, together with the Note, Warrants, Security and any other instruments contemplated hereby, constitutes the entire agreement between the parties with respect to the matters covered hereby and supersedes any other prior agreements or representations.
Section 12.09 Amendments
          No amendment, modification or waiver of any provision of this Agreement or consent by the Agent to any departure from any provision of this Agreement is in any way effective unless it is in writing and signed by the Borrower and the Agent, in which event the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.
Section 12.10 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York therein and shall be treated in all respects as a New York contract.
Section 12.11 Conflict
          In the event that there is any conflict or inconsistency between the provisions contained in this Agreement and the provisions contained in any document delivered pursuant hereto or in connection herewith including, without limitation, the Security, the provisions of this Agreement shall have priority over and shall override the provisions contained in the other document to the extent of such conflict or inconsistency.

Section 12.12 Currency
          If any amount recovered or received by a Lender is in a currency (the “Other Currency”) other than United States currency, the Other Currency shall be converted into an amount in United States currency sufficient to purchase the amount recovered or received in the Other Currency at a chartered bank in Ontario on the first Business Day after the Other Currency is received by the Lender, but the Lender shall have a separate cause of action against the Borrower for the amount, if any, by which the Other Currency, when promptly converted to United States currency under normal banking procedures, fails to yield (net after any costs of conversion) the full amount of the obligation owed to the Lender in United States Currency.
Section 12.13 Successors and Assigns
          This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.
Section 12.14 Counterparts
          This Agreement may be executed by one or more of the parties to this Agreement by facsimile and in any number of separate counterparts, each such counterpart to be deemed an original and all said counterparts when taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ANTARES PHARMA, INC.
By:	/s/ JACK E. STOVER
	Name:	Jack E. Stover
	Title:	President & Chief Executive Officer

MMV FINANCIAL INC.
By:	/s/ RON PATTERSON
	Name:	Ron Patterson
	Title:	Executive Vice-President

HSBC CAPITAL (CANADA) INC.
By:	/s/ PAUL ELDRIDGE
	Name:	Paul Edlridge
	Title:	Director

By:	/s/ JOHN PHILP
	Name:	John Philp
	Title:	Managing Director

SCHEDULE “A”
INTENTIONALLY DELETED

SCHEDULE “B”
LITIGATION

SCHEDULE “C”
OWNED PROPERTIES

SCHEDULE “D”
LEASED PROPERTIES

SCHEDULE “E”
FORM OF PROMISSORY NOTE

U.S.$ <*>	Dated: <*>.
          FOR VALUE RECEIVED, the undersigned, ANTARES PHARMA, INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of MMV FINANCIAL INC. as agent for itself and HSBC CAPITAL (CANADA) INC. (the “Lenders”) under the Credit Agreement (as defined below), the principal amount of <*> United States (US$<*>) Dollars and to pay all other amounts due on the days and in the amounts set forth in the credit agreement referred to below (the “Credit Agreement”). Unless defined herein, capitalized terms which are defined in the Credit Agreement shall have the meanings attributed thereto herein.
          The principal amount of this Note and interest thereon as provided herein shall be payable in accordance with and as set out in Appendix I attached hereto, as amended from time to time.
          Interest on the unpaid principal amount of this Note from the date of this Note until such principal amount is paid in full shall accrue at the Interest Rate (as detailed in the Credit Agreement).
          Principal, interest and all other amounts due with respect to the Credit Facilities are payable in US Dollars to the Lenders as detailed in the Credit Agreement, in immediately available funds. The Borrowings advanced by the Lenders to the Borrower and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by the Lenders on their books.
          This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated February ___, 2007, between the Borrower and the Lenders. The Credit Agreement, among other things, (a) provides for the making of secured loans by the Lenders to the Borrower in maximum aggregate principal amount of US$10,000,000 and (b) contains provisions for acceleration of the maturity thereof upon the happening of certain stated events.
          This Note shall be non-assignable by the Borrower and the obligations of the Borrower to repay the unpaid principal amount of this Note, interest thereon and all other amounts due to the Lenders under the Credit Agreement is secured under the Security.
          Presentment for payment, demand, notice of protest and protest all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
          Upon giving written notice thereof to the Borrower, this Note shall be assignable by the Lenders, in whole or in part, in accordance with the assignment provisions contained in the Credit Agreement.
          The Borrower shall pay, in accordance with the terms of the Credit Agreement, all reasonable fees and expenses, including, without limitation, reasonable legal fees and costs, incurred by the Lenders in the enforcement or in an attempt to enforce any of the Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF the Borrower has caused this Note to be duly executed on the date hereof.

ANTARES PHARM, INC.
By:
	Name:	Jack E. Stover
	Title:	Chief Executive Officer I/We have the authority to bind the corporation

APPENDIX I
[AMORTIZATION GRID TO BE PROVIDED BY MMV]

SCHEDULE “F”
FORM OF WARRANT

SCHEDULE “G”

SCHEDULE “H”
LOCATION OF ASSETS

SCHEDULE “I”
INTELLECTUAL PROPERTY

SCHEDULE “J”
LICENCES

SCHEDULE “K”
SUBSIDIARIES

SCHEDULE “L”
CAPITALIZATION TABLE

SCHEDULE “M”
PREDECESSOR/TRADE NAMES

SCHEDULE “N”
REGISTRATION RIGHTS AGREEMENT

SCHEDULE “O”
SECOND FUNDING COLLATERAL ASSIGNMENT AGREEMENT